Exhibit 99.1

Contacts:

Media Contact	Investor Contact
David Grip	Brian Denyeau
AspenTech	ICR
+1 781-221-5273	+1 646-277-1251
david.grip@aspentech.com	brian.denyeau@icrinc.com

AspenTech Will Not Revise Offer for KBC

BEDFORD, Mass. — February 17, 2016 — Aspen Technology, Inc. (“AspenTech”) announced today that it does not intend to revise its offer of 185 pence for each share of KBC Advanced Technologies plc (“KBC”) which was announced on January 12, 2016.

Earlier today, KBC issued an announcement stating it has agreed to accept an acquisition offer of 210 pence per share from Yokogawa Electric Corporation.

Supporting Quote

Antonio Pietri, President & CEO, AspenTech

“While we had looked forward to the combination of AspenTech and KBC, we believe our proposed purchase price of 185p represented full and fair value.  As with every aspect of our business, AspenTech takes a disciplined approach when assessing potential acquisitions.”

About AspenTech

AspenTech is a leading supplier of software that optimizes process manufacturing — for energy, chemicals, engineering and construction, and other industries that manufacture and produce products from a chemical process. With integrated aspenONE solutions, process manufacturers can implement best practices for optimizing their engineering, manufacturing and supply chain operations. As a result, AspenTech customers are better able to increase capacity, improve margins, reduce costs and become more energy efficient. To see how the world’s leading process manufacturers rely on AspenTech to achieve their operational excellence goals, visit www.aspentech.com.

© 2016 Aspen Technology, Inc.  AspenTech, aspenONE and the Aspen leaf logo are registered trademarks of Aspen Technology, Inc. All rights reserved. All other trademarks are property of their respective owners.